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                                                                    EXHIBIT 4.06

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT WITH RESPECT TO THESE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                            STOCK OPTION AGREEMENT

     This Stock Option Agreement is made as of September 11, 1997 by and between Asymetrix Corporation, a Washington corporation ("Asymetrix"), and Leo Lucas, an individual residing in the State of Washington ("Optionee").

                                   RECITALS

     A. Optionee is an employee of Asymetrix pursuant to a written Employment Agreement made effective as of September 11, 1997.

     B. Pursuant to that certain Amended and Restated Agreement and Plan of Reorganization made as of June 24, 1997, a condition to the closing of the merger of a subsidiary of Asymetrix with and into Aimtech Corporation, is that Optionee be granted an option to purchase 19,431 shares of the Series 4 Class B Stock of Asymetrix at a price per share as set forth herein.

1.  GRANT OF OPTION.

Asymetrix hereby grants to Optionee, as a matter of separate agreement and not in lieu of any other compensation for services, the right and option (the "Option") to purchase up to an aggregate total of 19,431 shares of the Series 4 Class B Stock of Asymetrix (the "Option Shares") at a purchase price of $0.68 per share, for an aggregate exercise price for the Option Shares of $13,213.08. Upon conversion of the Series 4 Class B Stock into Common Stock of Asymetrix pursuant to the terms of the Statement of Designation of Rights and Preferences of the Series 4 Class B Stock, the Option shall, to the extent not previously exercised, automatically be converted into an option to purchase that number of shares of Common Stock into which the Series 4 Stock would have been converted if the Option had been exercised, with the per share exercise price for such Common Stock being determined by dividing the number of shares of Common Stock then subject to the Option by the aggregate exercise price for the unexercised Option Shares immediately prior to the conversion. As used herein, Option Shares means shares of either Series 4 Class B Stock or the Common Stock into which such shares are converted, either before or after exercise of the Option.

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2.   TAXES AND WITHHOLDING.

Optionee shall be responsible for the payment of all income and other taxes related to the exercise of the Option and the sale of any Option Shares. Prior to delivery of any Option Shares purchased upon exercise of the Option, Asymetrix shall determine the amount of any federal or state income tax, if any, which is required to be withheld under applicable law and shall collect from the Optionee the amount of any such tax to the extent not previously withheld.

3.  RIGHTS AS SHAREHOLDER.

The Optionee shall not have any rights as a shareholder with respect to any shares subject to this Option until the earlier of (i) the date that a stock certificate or such shares as to which the Optionee has exercised this Option has been issued to the Optionee or (ii) 14 days after all steps required for the valid exercise of this Option have been completed. Asymetrix shall issue such certificate as expeditiously as possible.

4.  SECURITIES REGULATION

    (a) Compliance; Condition to Exercise.  The Option Shares shall not be
        ---------------------------------
issued with respect to this Option unless the exercise of this Option and the issuance and delivery of the Option Shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel for Asymetrix with respect to such compliance. Inability of Asymetrix to obtain from any regulatory body having jurisdiction, the authority deemed by Asymetrix's counsel to be necessary for the lawful issuance and sale of any shares hereunder, shall relieve Asymetrix of any liability in respect of the non-issuance or sale of shares as to which such requisite authority shall not have been obtained.

     IMPORTANT:  THE OPERATION OF THE FEDERAL OR STATE SECURITIES LAWS MAY
     ---------
     PROHIBIT THE ISSUANCE OF STOCK TO CERTAIN OPTIONEES UPON EXERCISE OF OPTIONS UNLESS A REGISTRATION STATEMENT IS EFFECTIVE. ACCORDINGLY, THE OPTIONEE HEREUNDER MAY NOT, UNDER CERTAIN CIRCUMSTANCES, BE ABLE TO EXERCISE THIS OPTION AND PURCHASE STOCK WHEN THE OPTIONEE DESIRES TO DO SO. ASYMETRIX HAS NO OBLIGATION TO FILE A REGISTRATION STATEMENT RELATING TO THE SHARES COVERED BY THIS OPTION.

     (b) Representations by Optionee.  As a condition to the exercise of this
         ---------------------------
Option, Asymetrix may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for Asymetrix, such representation is

                                      -2-
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required by any relevant provision of the laws referred to in Section 4(a).  At the option of Asymetrix, a stop transfer order against any shares may be placed on the official stock books and records of Asymetrix, and a legend indicating that the shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for Asymetrix) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the stock certificate in order to assure exemption from registration. The Board of Directors may also require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws.

     (c) Restrictions on Transfer.  Optionee understands and acknowledges that
         ------------------------
the Option Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or unless, in the opinion of counsel for Asymetrix, exemption from registration and qualification are available. Optionee understands that only Asymetrix may file a registration statement and that Asymetrix is under no obligation to do so. Optionee understands that exemptions from registration or qualification may not be available or may not permit Optionee to transfer the Option Shares in the amounts or at the times proposed by Optionee. The financial condition of Optionee is such that Optionee is able to bear all risks of holding the Option Shares for an indefinite period of time.

5.  MARKET STAND-OFF.

Optionee will not, to the extent requested by Asymetrix or an underwriter of securities of Asymetrix, sell or otherwise transfer or dispose of any Option Shares then owned by the Optionee (other than to donees of the Optionee who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement (other than a registration statement relating to any employee benefit plan or to any acquisition, merger, consolidation or other corporate reorganization) of Asymetrix filed under the Securities Act of 1933, as amended; provided, however, that:
                                    --------  -------

     (i) such agreement shall not apply to Option Shares sold pursuant to such registration statement;

     (ii) all executive officers and directors of Asymetrix then holding Asymetrix Common Stock enter into a similar agreement, and any other Asymetrix stockholder owning at least as many shares of Asymetrix Common Stock as the Optionee is also requested by Asymetrix or the underwriter to enter into a similar agreement; and

     (iii) in an offering other than Asymetrix's initial public offering, such agreement shall apply only for a period of 90 days from the effective date of the registration statement filed under the Securities Act with respect thereto.

In order to enforce the foregoing covenant, Asymetrix shall have the right to place restrictive legends on the certificates representing the Option Shares subject to this Section and to impose stop transfer instructions with respect to the Option Shares until the end of such period.

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6.   OPTION ADJUSTMENTS.

The aggregate number of Option Shares and the exercise price per share thereof (but not the aggregate exercise price for all unexercised Option Shares) shall each be proportionately adjusted for any increase or decrease in the number of issued shares of Series 4 Class B Stock (or, after conversion thereof, Common Stock) of Asymetrix resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Series 4 Class Stock (or, after conversion thereof, Common Stock) of Asymetrix without the receipt of consideration by Asymetrix. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

7.   TERM OF OPTION.

     (a) Term.  This Option shall expire and shall to the extent not previously
         ----
exercised no longer be exercisable on the earlier to occur of the following:

          (i)  September 10, 2007; or

          (ii) immediately prior to the closing of (1) any consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or stock representing a majority of the voting power of a corporation that wholly owns, directly or indirectly, the surviving corporation of such consolidation or merger; (2) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company's outstanding voting securities by the holders thereof to an acquiring party in a single transaction or series of related transactions;
(3) any other sale, transfer or assignment of securities of the Company representing over fifty percent (50%) of the voting power of the Company's then outstanding voting securities by the holders thereof to any acquiring party; or
(4) the sale of all or substantially all the Company's assets.

     (b) Survival.  The provisions of Sections 4(c), 5 and 8 shall survive the
         --------
termination or expiration of the Option as to all Option shares with respect to which the Option was exercised prior to its termination or expiration.

8.   MISCELLANEOUS.

     (a) Governing Law.  This Agreement shall be governed in all respects by the
         -------------
laws of the State of Washington as such laws are applied to agreements between Washington residents entered into and to be performed entirely within Washington. Venue of any action to enforce this Agreement shall be in the state or federal courts located in King County, Washington, and the parties hereby submit to the jurisdiction of such courts.

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     (b)  Successors and Assigns.  Except as otherwise expressly provided in
          ----------------------
this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, permitted assigns, transferees and administrators of the parties to this Agreement.

     (c) Entire Agreement. This Agreement contains all the agreements,
         ----------------
understandings, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral, other than any confidentiality or non-disclosure agreements. This Agreement may not be modified except by written instrument signed by each party.

     (d) Notices.  All notices, requests, demands or other communications which
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are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand or by confirmed facsimile, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon the date of the courier's verification of delivery at the specified address if sent by a nationally recognized overnight express courier. Notices shall be made to the addresses set forth on the signature page or such other address as may be specified by notice hereunder.

     (e) Delays or Omissions.  It is agreed that no delay or omission to
         -------------------
exercise any right, power or remedy accruing to either party upon any breach of default of the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.

     (f)  Attorney's Fees.  The prevailing party in any litigation concerning
          ---------------
this Agreement shall be entitled to the costs of collections and enforcement, including but not limited to reasonable attorney's fees, court costs and all reasonable and necessary expenses.

     (g)  Injunctive Relief. Optionee acknowledges that the breach, or
          -----------------
threatened breach, of Section 5 of this Agreement could give rise to irreparable injury to Asymetrix which would be inadequately compensated in money damages. Accordingly, Asymetrix may seek and obtain a restraining order and/or an injunction prohibiting the breach, or threatened breach, of any provision of this Agreement, in addition to, and not in limitation of, any other legal remedies which may be available to Asymetrix.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ASYMETRIX CORPORATION




By: /s/ James Billmaier                            /s/ Leo Lucas
    -------------------------------                -----------------------------
                                                   LEO LUCAS
Name: James Billmaier
      -----------------------------

Title: CEO
       ----------------------------
110 - 110th Avenue NE                     Address: 1722 232 Ave NE
Bellevue, WA  98004                                -----------------------------
Attn.:  General Counsel                            Redmond, WA 98053
                                                   -----------------------------
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